Exhibit 10.1

AMENDMENT NO. 1 TO

AGREEMENT

This Amendment No. 1 to Agreement, effective as of April 15, 2008 (the “Amendment”), between LCI Holding Company, Inc. (the “Company”), a Delaware corporation, LifeCare Holdings, Inc., a Delaware corporation (the “Principal Subsidiary”) with its principal place of business at 5560 Tennyson Parkway, Plano, TX 75024, and Wayne McAlister, of Dallas, Texas (the “Executive”), amends the Agreement between the parties dated as of January 14th, 2008 (the “Employment Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Employment Agreement.

WHEREAS, the Company and Employee wish to amend the terms of the Employment Agreement in connection with the continuation of their employment relationship;

WHEREAS, the Company has determined that it is in the best interests of the Company, its subsidiaries, and its stockholders to enter into this Amendment; and

WHEREAS, the Company wishes to assure itself of the continued services of the Executive, and the Executive is willing to be so employed by the Company, upon the terms and conditions provided in the Employment Agreement, as amended by this Amendment.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Amendment, the parties hereby agree:

1. Each of the fourth paragraph of the Employment Agreement and Section 3(a) is hereby modified by deleting the words “President and Chief Executive Officer” and replacing them with the words “Chairman and Chief Executive Officer”.

2. Section 4(b) is hereby deleted in its entirety and replaced with the following: “Incentive and Bonus Compensation. During each fiscal year completed during the term hereof, the Executive shall be eligible to earn an annual bonus (the “Annual Bonus”). The amount of any Annual Bonus earned hereunder shall be determined by the Board based on the achievement of performance objectives by the Executive and/or the Company for that year, as established by the Board after consultation with the Executive and shall be payable not later than two and one half months following the end of the fiscal year for which the bonus was earned. The target amount of the Annual Bonus is 60% of Base Salary and the maximum amount of the Annual Bonus is 100% of Base Salary. Any compensation paid to the Executive as an Annual Bonus shall be in addition to the Base Salary, but shall be in lieu of participation in any other plan or compensation program, whether cash or equity, that is intended to offer the opportunity for any incentive, bonus or commission compensation, but excluding for the avoidance of doubt the Executive’s equity participation in accordance with Section 4(c) hereof.”

3. Exhibit A is hereby deleted in its entirety.

4. The following sentence is hereby added to the end of Section 4(f): “Any such reimbursement that would constitute nonqualified deferred compensation subject to Code Section 409A shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred.”

5. The seventh sentence of Section 5(b)(i) is hereby deleted in its entirety and replaced with the following: “Except for the payment of Final Compensation, any obligation of the Company to the Executive hereunder, however, is conditioned upon the Executive signing a timely and effective Employee Release following termination of the Executive’s employment hereunder and by the deadline specified therein, and returning it to the Company within thirty (30) calendar days of the date of termination of employment.”

6. The penultimate sentence of Section 5(d) is hereby deleted in its entirety and replaced with the following: “In the event of termination hereunder, payment by the Company of any amounts that may be due the Executive under this Section 5(d) shall constitute the entire obligation of the Company to the Executive and, except for Final Compensation, any obligation of the Company to the Executive hereunder is conditioned upon the Executive signing a timely and effective Employee Release following termination of the Executive’s employment hereunder and by the deadline specified therein and returning it to the Company within thirty (30) calendar days of the date of termination of employment.”

7. Section 5(e)(i) is hereby deleted in its entirety and replaced with the following: “material diminution, without his consent (not to be unreasonably withheld), in the nature or scope of the Executive’s responsibilities, duties or authority attendant to the Executive’s position (including failure of the Company to continue the Executive in the position of Chairman and Chief Executive Officer and failure of the shareholders of the Company to elect at each appropriate Annual Meeting of such shareholders during the term hereof the Executive as a member of the Board, provided that the Executive is otherwise eligible for such election); provided, however, that the Company’s failure to continue the Executive’s appointment or election as a director or officer of any of its subsidiaries, a change in reporting relationships resulting from a Change of Control, any diminution of the business of the Company or any of its subsidiaries, any sale or transfer of equity, property or other assets of the Company or any of its subsidiaries or, during the first twelve months following a Change of Control, any diminution in Executive’s title or duties, including but not limited to a change in reporting relationships or a failure to elect Executive as a member of the Board, shall not constitute “Good Reason”; or”

8. The last sentence of Section 5(e) is hereby deleted in its entirety and replaced with the following: “In the event of termination hereunder, payment by the Company of any amounts that may be due the Executive under this Section 5(e) shall constitute the entire obligation of the Company to the Executive and, except for Final Compensation, any obligation of the Company to the Executive hereunder is conditioned upon the Executive signing a timely and effective Employee Release following termination of the Executive’s employment hereunder and by the deadline specified therein and returning it to the Company within thirty (30) calendar days of the date of termination of employment.”

9. The last sentence of Section 5(g)(i) is hereby deleted in its entirety and replaced with the following: “In the event of termination hereunder, payment by the Company of any amounts that may be due the Executive under this Section 5(g) shall constitute the entire obligation of the Company to the Executive and, except for Final Compensation, any obligation of the Company to the Executive hereunder is conditioned upon the Executive signing a timely and effective Employee Release following termination of the Executive’s employment hereunder and by the deadline specified therein and returning it to the Company within thirty (30) calendar days of the date of termination of employment.”

10. The following is hereby added after the first sentence of Section 27: “For purposes of Code Section 409A, all references herein to termination of employment or similar terms, when used in a context that bears upon the payment or timing of payment of any amounts or benefits that constitute or could constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, shall be construed to require a “separation from service” (as that term is defined in Treasury Regulation Section 1.409A-1(h)) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Treasury Regulation Section 1.409A-1(h)(3). The Company may, but need not, elect in writing, subject to the applicable limitations under Code Section 409A, any of the special elective rules prescribed in Treasury Regulation Section 1.409A-1(h) for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed part of this Agreement. In addition, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of payment.”

11. The Employment Agreement as amended by this Amendment (as so amended, the “Amended Employment Agreement”) is confirmed as being in full force and effect. The Amended Employment Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior and current understandings and agreements, whether written or oral. This Amendment may be executed in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties and their respective successors, executors, administrators, heirs and permitted assigns. The Amended Employment Agreement is a Texas contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Texas, without regard to the conflict of laws principles thereof.

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	LCI HOLDING COMPANY, INC.

/s/ G. Wayne McAlister	By:	/s/ William Hamburg
Wayne McAlister	Name:	William Hamburg
Title:

LIFECARE HOLDINGS, INC.

	By:	/s/ William Hamburg
	Name:	William Hamburg
Title: